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EXHIBIT 99.1

Company Contacts:
Robert J. Lollini President & CEO (801) 975-1191 www.iomed.com	Betsy Truax Investor Relations Consultant (801) 975-1191, ext. 411 info@iomed.com

IOMED Files Civil Complaint Alleging Misappropriations of Trade Secrets and Civil Conspiracy

        Salt Lake City, UT (April 29, 2003)—IOMED, Inc.    (AMEX:IOX), a leader in the development, manufacture, and sale of active drug delivery systems, today disclosed that it has filed a civil Complaint against two former executives, among others, alleging misappropriation of IOMED's trade secrets, interference with economic relationships and civil conspiracy. The Complaint, filed in the Third District Court of Utah in Salt Lake City, names Mr. Jamal Yanaki, a former IOMED executive, Mr. James Weersing, former chairman and chief executive officer of IOMED, Ceramatec, Inc., an engineering consulting firm, Mr. Ashok Joshi, principal owner of Ceramatec, ActivaTek, LLC, a company formed by Mr. Yanaki and Ceramatec, Shunt Power Technology, LLC and JRW Technology, LLC, companies formed by Mr. Weersing, and Empi, Inc., IOMED's principal competitor in the iontophoretic marketplace. In addition, Mr. Weersing is the managing director of MBW Venture Partners, LP, which is a 5% shareholder of IOMED.

        IOMED's claims arise out of the Company's allegations that the defendants engaged in conduct to misappropriate confidential information related to a new product that was being developed by IOMED under the supervision of Messrs. Weersing and Yanaki. IOMED further alleges that Messrs. Weersing and Yanaki engaged in fraud and tortiously interfered with IOMED's contractual relationships, breached fiduciary duties and duties of loyalty and that Mr. Yanaki breached his contract with IOMED and an implied covenant of good faith and fair dealing. IOMED seeks injunctive relief against all defendants.

        Mr. Yanaki and ActivaTek have filed a Counterclaim against IOMED and certain IOMED employees, including Mr. Robert J. Lollini, President and Chief Executive Officer. The Counterclaim alleges that IOMED breached its contract with Mr. Yanaki by interfering with his ability to compete, breached the implied covenant of good faith and fair dealing and defamed the counterclaimants by accusing Mr. Yanaki of criminal activity in the form of theft of trade secrets and impugning his good character and reputation. The counterclaimants are seeking, among other things, $5 million in monetary damages.

        In addition, Mr. Yanaki and Ms. Susan I. Moss, have filed separate Complaints with the U.S. District Court against IOMED and certain Company employees and agents, alleging violation of civil rights, invasion of privacy, intentional infliction of emotional distress, trespassing, and conspiracy. The Complaints arise out of the seizure of Mr. Yanaki's computer hard drives, other electronic media, and certain business files, pursuant to an order issued by the Third Judicial District Court for the State of Utah. The court-ordered seizure was conducted by the Salt Lake City Sheriff's Office. Mr. Yanaki and Ms. Moss seek, among other things, combined monetary damages of $60 million.

        IOMED management believes that its Complaint contains meritorious claims and intends to vigorously protect its intellectual property. Additionally, management believes that there is no basis for the claims and counterclaims asserted or the penalties sought against the Company and the other defendants.

        IOMED is a leader in the development, manufacture and sale of active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a leading provider of quality, innovative, non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by growing its existing product lines, distributing new product lines and by acquiring synergistic companies.

        The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED's beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED's filings with the Securities Exchange Commission on Form 10-K for its fiscal year ended June 30, 2002.

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IOMED Files Civil Complaint Alleging Misappropriations of Trade Secrets and Civil Conspiracy